EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the twenty-six week periods ended July 1, 2007 and June 25, 2006

(Dollar amounts in millions)

	TWENTY-SIX WEEKS ENDED
	JULY 1, 2007	JUNE 25, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$307	$920
Add: interest portion of rental expense	30	31
Deduct: undistributed earnings of equity affiliates	(23)	(35)

Available earnings	$314	$916

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	283	230
Weyerhaeuser Real Estate Company and other related subsidiaries	31	32

Subtotal	314	262
Less: intercompany interest	(1)	(2)

Total interest expense incurred	313	260
Amortization of debt expense	5	5
Interest portion of rental expense	30	31

Total fixed charges	$348	$296

Ratio of earnings to fixed charges	—	3.09

Coverage deficiency	$(34)	$—

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the twenty-six week periods ended July 1, 2007 and June 25, 2006

(Dollar amounts in millions)

	TWENTY-SIX WEEKS ENDED
	JULY 1, 2007	JUNE 25, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$288	$894
Add: interest portion of rental expense	26	28
Deduct: undistributed earnings of equity affiliates	2	(7)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(122)	(295)

Available earnings	$194	$620

Fixed charges:
Interest expense incurred	283	230
Amortization of debt expense	5	5
Interest portion of rental expense	26	28

Total fixed charges	$314	$263

Ratio of earnings to fixed charges	—	2.36

Coverage deficiency	$(120)	$—